AMENDED AND RESTATED

FUND ADMINISTRATION AGREEMENT

                        This Agreement, dated as of May 22, 2012, is between TEMPLETON FUNDS (the “Trust”), a Delaware statutory trust, on behalf of TEMPLETON WORLD FUND (the “Fund”) and FRANKLIN TEMPLETON SERVICES, LLC (“Administrator”), and amends and restates the prior Fund Administration Agreement between the Trust on behalf of the Fund and the Administrator.

                        In consideration of the mutual agreements herein made, the parties hereby agree as follows:

            Section 1.         Appointment.   The Trust hereby appoints the Administrator to provide or procure, as applicable, the administrative and other services described in Section 2 of this Agreement for the period and on the terms set forth in this Agreement, as may be supplemented from time to time.  The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation provided in Section 5 below.

            Section 2.         Services.          The Administrator agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Fund to the extent that any such services are not otherwise provided by the Fund’s investment manager (including any subadviser) or any other service provider to the Fund:

                        (a)        providing office space, telephone, office equipment and supplies for the Fund necessary or appropriate for the effective administration of the Fund as contemplated in this Agreement;

                        (b)        providing trading desk facilities for the Fund, unless these facilities are provided by the Fund’s investment manager or any subadviser to the Fund;

                        (c)        authorizing expenditures and approving bills for payment on behalf of the Fund;

                        (d)        supervising preparation of periodic reports to Fund shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Fund shareholders when asked to do so by the Fund’s shareholder servicing agent or other agents of the Fund;

                        (e)        coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio, including collecting quotations from pricing services engaged by the Fund, in accordance with the policies and procedures adopted from time to time by the Trust on behalf of the Fund;

                        (f)        providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data;

                        (g)        monitoring and coordinating, where appropriate, relationships with organizations serving the Fund, including custodians, public accounting firms, law firms, printers, pricing services and other unaffiliated service providers;

                        (h)        supervising the Fund’s compliance with recordkeeping requirements under the federal securities laws, including the Investment Company Act of 1940, as amended (“1940 Act”), and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state or foreign laws or regulations, and maintaining books and records for the Fund;

                        (i)         preparing and filing of domestic and foreign tax reports, including the Fund’s income tax returns, and monitoring the Fund’s compliance with subchapter M of the Internal Revenue Code (“Code”), and all other applicable tax laws and regulations;

                        (j)         establishing, maintaining and monitoring the Fund’s compliance program with respect to: the 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies adopted by the Trust’s Board of Trustees (“Board”) or by any investment manager to the Fund and applicable to the Fund;

                        (k)        preparing regulatory reports, including without limitation, N-SARs, N-CSRs, N-PXs, N-Qs, proxy statements, information statements, and U.S. and foreign ownership reports;

                        (l)         preparing and arranging for the filing of such registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities as may be required to (i) register or otherwise qualify the shares of the Fund for sale and maintain any such registration or qualification; (ii) amend or otherwise update the Fund’s disclosure as required by applicable Federal securities laws and rules and regulations of any applicable regulatory agency or stock exchange; (iii) qualify the Fund to do business; and (iv) maintain the Fund’s corporate existence, and as otherwise required by applicable law;

                        (m)       maintaining a review and certification program and internal controls and procedures in accordance with the relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies; and

                        (n)        providing executive, clerical, secretarial and other personnel needed to carry out the above responsibilities.

Nothing in this Agreement shall obligate the Trust or the Fund to pay any compensation to the officers of the Trust.  Nothing in this Agreement shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of the Fund.

            Section 3.         Delegation of Services.  The Administrator may, at its expense, delegate to one or more entities some or all of the services for the Fund for which the Administrator is responsible under this Agreement.  The Administrator will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Administrator will continue to have responsibility and liability for all such services provided to the Fund under this Agreement.

            Section 4.         Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records.  In performing the services set forth in Section 2 of this Agreement, the Administrator:

                        (a)        shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board, and with the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

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                        (b)        will make available to the Trust, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

            Section 5.         Fees.    The Fund agrees to pay to the Administrator as compensation for such services a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of the Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

From time to time, the Administrator may waive all or a portion of its fees provided for hereunder.  The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

            Section 6.         Term.   This Agreement shall remain in full force and effect for two years after its execution and thereafter from year to year so long as such continuance is approved at least annually by the Board of the Trust, including by a vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons,” as defined in the 1940 Act, of such party (other than as Trustees of the Trust).

            Section 7.         Termination.    This Agreement may be terminated by the Trust at any time on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Board of the Trust.

            Section 8.         Standard of Care.         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to any liability for any act or omission in the course of, or connected with, rendering services hereunder.

            Section 9.         Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            Section 10.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

            Section 11.       Limitation of Liability.  Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the assets of the Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Fund, shall be discharged only out of the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Administrator shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

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                        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

TEMPLETON FUNDS, on behalf of

TEMPLETON WORLD FUND

By:  /s/LAURA F. FERGERSON

            Laura F. Fergerson

Title:    Chief Executive Officer – Finance and Administration

FRANKLIN TEMPLETON SERVICES, LLC

By:  /s/ALOK SETHI

            Alok Sethi

Title:    President